Exhibit 5.1

[LATHAM & WATKINS LETTERHEAD]

August 17, 2007

Aviza Technology, Inc.
440 Kings Village Road
Scotts Valley, CA 95066

Re:  11,097,263 shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Aviza Technology, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration of 11,097,263 shares of common stock, par value $0.0001 per share (the “Common Stock”). The Common Stock is included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 17, 2007 (the “Registration Statement”). The Registration Statement covers the resale of (a) 10,807,263 shares of Common Stock (the “Shares”) and (b) 290,000 shares of Common Stock (the “Warrant Shares”) that are issuable upon exercise of certain outstanding warrants (the “Warrants”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the state of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.     The Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable.

2.     The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise of the Warrants in accordance with the terms of the Warrants, as applicable, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP